     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1997.
                                                      REGISTRATION NO. 333-29081
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                        AMATI COMMUNICATIONS CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                 94-1675494
 (State or other jurisdiction    (I.R.S. employer
              of                  identification
incorporation or organization)       number)

       2043 SAMARITAN DRIVE, SAN JOSE, CALIFORNIA 95124    (408) 879-2000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JAMES E. STEENBERGEN
                        AMATI COMMUNICATIONS CORPORATION
                2043 SAMARITAN DRIVE, SAN JOSE, CALIFORNIA 95150
                                 (408) 879-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

           with copies of all orders, notices and communications to:

                                Richard A. Peers
                        Heller Ehrman White & McAuliffe
       525 University Avenue, Palo Alto, California 94301 (415) 324-7000
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                         ------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
                         ------------------------------

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis
  pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in
  connection with dividend or interest reinvestment plans, check the following box. /X/
                         ------------------------------

If this form is filed to register additional securities for an offering pursuant to Rule 462(b)
under the Securities Act, please check the following box and list the Securities
                                Act registration
      statement number of the earlier registration statement for the same offering. / /
                         ------------------------------

 If this form is a post-effective amendment filed pursuant to Rule 462(c) under the
Securities Act, check the following box and list the Securities Act registration statement
      number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)      PER SHARE(3)           PRICE          REGISTRATION FEE
Common Stock, $.20 par value................      534,759(2)            $10.69            $5,716,574            $1,787

(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) In addition to the shares being registered hereby, the prospectus which forms a part of this registration statement also includes 1,142,710 shares being carried forward from a Registration Statement on Form S-3 (333-13659) and 62,203 shares being carried forward from a Registration Statement on Form S-3 (333-13790) (collectively the "Prior S-3s"). A filing fee of $9579 associated with such shares was paid with the Prior S-3s.

(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on June 30, 1997, as reported on THE WALL STREET JOURNAL.

(4) Of this amount $1,682 has been previously paid.
                         ------------------------------

Pursuant to Rule 429(b) under the Securities Act of 1933, the prospectus which forms a part of this registration statement also relates to the Registration Statement on Form S-3 (333-13659) and the Registration Statement on Form S-3 (333-13790) filed by the Registrant.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

     UP TO 1,739,672 SHARES OF COMMON STOCK, ALL OF WHICH ARE TO BE OFFERED
         BY THE SELLING STOCKHOLDERS, INCLUDING 600,000 SHARES ISSUABLE
        TO THE SELLING STOCKHOLDERS ON EXERCISE OF OUTSTANDING WARRANTS
                   TO PURCHASE COMMON STOCK (THE "WARRANTS")

                        AMATI COMMUNICATIONS CORPORATION

    A minimum of 1,629,001 shares (the "Shares") of Common Stock, $0.20 par value, (the "Common Stock") of Amati Communications Corporation (the "Company"), offered by this prospectus (the "Prospectus"), including 600,000 Shares issuable to the Selling Stockholders by the Company on exercise of warrants ("Warrants") to purchase Common Stock, may be sold by the holders of such Shares (collectively, the "Selling Stockholders") named in this Prospectus. See "Selling Stockholders." The number of shares offered hereby is subject to adjustment. See "Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Company could receive up to $12,735,000 on the exercise of the Warrants. See "Description of Capital Stock--Warrants."

    The Company has not made any underwriting arrangement with respect to the Shares issuable upon exercise of the Warrants. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AMTX". On July 1, 1997, the closing price for the Common Stock, as reported on the Nasdaq National Market, was $11.25.

    All or a portion of the Shares offered by this Prospectus by the Selling Stockholders may be delivered and/or sold in transactions from time to time in the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices relating to such prevailing prices or at negotiated prices and/or may also be used to cover short positions. See "Plan of Distribution". This Prospectus may be used by the Selling Stockholders or by any broker-dealer who may participate in sales of securities covered hereby. The Selling Stockholders and the brokers and dealers through whom such sales are effected may be deemed to be underwriters under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholders will pay all commissions, transfer taxes, and other expenses associated with the sales of securities by them. Pursuant to an agreement with the Selling Stockholders, the Company has paid the expenses of the preparation of this Prospectus. The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act.

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statements under the Securities Act with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statements and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.
                            ------------------------

            SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                        (SEE "RISK FACTORS" ON PAGE 3.)
                            ------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS JULY 7, 1997

    No dealer, salesman, or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this Prospectus, and any such other information, projections, or representations, if given or made, must not be relied upon as having been so authorized. The delivery of this Prospectus or any sale hereunder at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction where, and to any person to whom, it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such Registration Statement, reports, proxy statements and other information can be inspected and copied at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison, Chicago, Illinois 60661, and at the offices of the Nasdaq Stock Market at 9513 Key West Avenue, Rockville, Maryland 20850-3389. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission and the address of such site is http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

    There are hereby incorporated in this Prospectus by reference the following documents filed pursuant to the 1934 Act: (i) the Company's Annual Report on Form 10-K for the fiscal year ended July 27, 1996, as amended; (ii) the Company's Proxy Statement for its annual meeting of stockholders held December 20, 1996; (iii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended November 2, 1996, February 1, 1997 and May 3, 1997, and (iv) the description of the Company's Common Stock contained in the registration statement filed under the 1934 Act registering such Common Stock under Section 12 of the 1934 Act.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to: Amati Communications Corporation, 2043 Samaritan Drive, San Jose, California 95124,
Attention: Investor Relations, Telephone (408) 879-2000.

                                  THE COMPANY

    Incorporated under the laws of the State of Delaware in 1968 as Microform Data Systems, Inc., the Company changed its name to ICOT Corporation in 1980. On November 28, 1995, the Company and Amati Communications Corporation ("Old Amati"), a privately held company completed a merger (the "Merger") by which Old Amati became a wholly-owned subsidiary of the Company. Effective as of the Merger, the Company's name was changed to Amati Communications Corporation and its common stock began trading on the Nasdaq National Market under the symbol "AMTX".

    The Company is a developer of advanced transmission equipment utilizing Discrete Multi-tone ("DMT") technology for Advanced Digital Subscriber Line ("ADSL") and Very High-Speed Digital Subscriber Line ("VDSL") markets. The Company holds DMT and ADSL patents. The Company also provides network connectivity systems for the internetworking and Original Equipment Manufacturers ("OEM") markets.

                                  RISK FACTORS

    Other than for statements of historical fact, the information about the Company included or incorporated by reference herein are forward looking statements that involve risks and uncertainties, including the risks detailed below. The Shares of Common Stock offered hereby involve a high degree of risk and prospective purchasers should carefully consider the following factors.

    HISTORY OF LOSSES. The Company had net losses for the fiscal year ended July 27, 1996 of approximately $34,078,000 (including a charge related to the Merger of approximately $31,554,000) and for the nine months ended May 3, 1997 of approximately $5,825,000. Due in part to the Merger, the Company is not expected to operate profitably in the foreseeable future as the Company continues research, development, production and marketing activities. There can be no assurance that the Company will ever attain profitability. Any long-term viability, profitability and growth from the Company's technology will depend upon successful commercialization of products resulting from its research and product development activities. Extensive research and development will be required prior to commercialization of certain products. There can be no assurance that the Company will be able to develop commercially viable products from its technology, generate significant revenues and/or achieve profitability.

    NEED FOR ADDITIONAL CAPITAL. During 1996, the Company secured a line of credit for $1,500,000, which was subsequently increased to $2,000,000, and a capital lease line of $1,500,000, which was subsequently increased to $1,700,000, and entered into the Investment Agreement with the Selling Stockholders which provides to the Company up to $15 million in equity financing. As of June 1, 1997, proceeds of $10,000,000 have been received pursuant to this financing agreement and the Company has exercised its put right to take down the final $5,000,000 in financing. The Company's future capital requirements will depend on many factors, including sales levels, progress in product development programs, the establishment of collaborative agreements, and costs of manufacturing facilities and commercialization activities. The Company may require funding in addition to that available under its line of credit, capital lease line and the Investment Agreement. There can be no assurance that such additional funding will be available on acceptable terms, if at all. If additional funds are required and not available, the Company could be required to curtail significantly or defer, temporarily or permanently, one or more of its research and development programs or to obtain funds through arrangements that may require the Company to relinquish certain technology or product rights.

    MARKET FOR ADSL PRODUCTS STILL UNDER DEVELOPMENT; A PRINCIPAL ADSL MARKET OUTSIDE OF THE UNITED STATES. ADSL was initially developed to transmit digital video over copper wire and also has application in providing access to the Internet over copper wire. Although the current infrastructure in the local distribution networks of telephone companies is based on copper wire, there can be no assurance that telephone companies will pursue the deployment of ADSL systems or, if deployment occurs, as to the volume and timing of such deployment. Significant deployment may be prevented or delayed by a number of factors, including cost, regulatory barriers, lack of programming content, lack of consumer demand and the availability of alternative technologies. Access systems with high performance broadband capability, such as the ADSL system, may be attractive to telecommunications providers only to the extent that the such companies plan to offer broadcast video, video-on-demand or Internet access services which utilize the full features of a high performance local distribution network. Substantial amounts of time, effort and money will be required to develop such high performance services. There can be no assurance that sufficient programming content for video services will be developed to justify deploying digital video transmission systems, or that programming content will be both attractive to consumers and offered at prices that will create a mass market. If such high performance services are offered, and there is demand for them, there can be no assurance that telecommunications companies will select ADSL over competing technologies, such as fiber-to-the-curb, hybrid fiber-coaxial ("HFC"), and wireless communications. Fiber-to-the curb, HFC and wireless systems have greater bandwidth than the ADSL products being developed by the Company. Although Internet access services may provide a market for ADSL in the United States, because foreign telephone companies currently face less competition from cable companies than telephone companies face in the United States, the Company believes that its principal markets for ADSL video applications may be outside the United States.

    PRICE COMPETITIVENESS OF ADSL PRODUCTS. The Company believes that in order to design and manufacture commercially acceptable ADSL products, cost improvements beyond those available with current technology will be necessary. The future success of the Company will depend, in part, on its ability to develop ADSL products that compete effectively on the basis of price and performance. Current prices are significantly higher than those that the Company believes would be necessary for mass deployment of ADSL products. There can be no assurance that the Company will be successful in developing ADSL products that can be sold at prices which are viable in the market.

    RAPID TECHNOLOGICAL CHANGE; COMPETITION IN THE TELECOMMUNICATION TRANSMISSION BUSINESS. Competition from existing companies, including major communications companies, is expected to increase. Most of the Company's competitors are more established, benefit from greater market recognition and have greater financial, technical, production and marketing resources than the Company. Some competitors are developing alternate access technologies, such as HFC, fiber-to-curb and wireless systems, that may prove technologically superior or more cost effective than the Company's technology. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or noncompetitive or that the Company will be able to keep pace with new technological developments.

    COMPETITION IN THE PC TO MAINFRAME CONNECTIVITY BUSINESS. The PC to Mainframe Connectivity market is highly competitive and is characterized by rapid advances in technology which frequently result in the introduction of new products with improved performance characteristics, thereby subjecting the Company's products to the risk of technological obsolescence. The Company's ability to compete is dependent on several factors, including reliability, product performance, quality, features, distribution channels, name awareness, customer support, product development capabilities, and the ability to meet delivery schedules. The Company competes, directly or indirectly, with a broad range of companies in the PC-Connectivity business, many of whom have significantly greater financial and other resources. In addition, the Company is only competing for a limited and declining segment of the PC-Connectivity market, which is itself declining and expected to continue to decline. The Company expects revenues from its PC-Connectivity business to continue to decline.

    COMPETITION FOR VDSL STANDARDS. The Company expects to apply its DMT technology to the development of VDSL products for the transmission of digital video service in connection with a fiber-optic backbone to cover the distance from this platform or node to subscribers' homes over copper wire or coaxial cable. American National Standards Institute ("ANSI") has not yet awarded the standard for VDSL technology, and the competition for the ANSI standard for VDSL is expected to be intense. AT&T, as well as other companies with greater resources than the Company, are expected to compete for these standards. There is no assurance that the Company's DMT technology will be successful in obtaining the ANSI VDSL standard.

    DEPENDENCE ON COMPLEMENTARY PRODUCTS. Widespread use of ADSL and VDSL products will depend on the commercial availability of other products and components, including content, digital switches, video servers, encode/decode equipment, and set-top boxes in subscribers' homes. There can be no assurance that other suppliers will develop and market these complementary components effectively or that these components, when combined with the Company's ADSL and VDSL products, will be a cost-effective means of transmitting video-on-demand or video dialtone.

    DEPENDENCE ON LARGE CUSTOMERS AND SYSTEMS INTEGRATORS. The Company expects to sell many of its telecommunication transmission products to large telecommunications service companies which serve as integrators for the various component systems that make up a video-on-demand or multimedia system. These systems integrators in turn sell the systems to telecommunications providers for distribution to their subscribers. The Company is largely dependent on these systems integrators for the introduction of its products to field trials. There can be no assurance that systems integrators will select the Company's products for field trials or, if they do initially select the Company's products, that they will continue to use them. In addition, telephone companies are generally reluctant to deploy new technologies available only from a single source, especially when the supplier is as relatively small as the Company, and often require the availability of alternative sources before deploying a new technology. This reluctance may put the Company at a competitive disadvantage relative to some of its competitors. Further, acceptance of the Company's products by these customers may require Company to relinquish rights to its technology or products. There can be no assurance, however, that even if the Company were to relinquish such rights to its technology or products, telephone companies would deploy the Company's ADSL or VDSL products.

    CUSTOMER CONCENTRATION; RELIANCE ON SALES TO IBM. Sales to IBM for PC to Mainframe connectivity and related products accounted for approximately 65%, 83% and 69% of the Company's net sales in fiscal 1994, 1995 and 1996, respectively, and 49% for the nine months ended May 3, 1997. Since IBM considers product sales and market data confidential, the Company has very little ability to anticipate future demands and IBM is not obligated to purchase any specified amount of products. For its PC-connectivity products, the Company is highly dependent on sales to IBM and expects that quarterly and annual results could be volatile due to its dependence on this dominant customer. In addition, there can be no assurance that IBM will continue to distribute and support the Company's products. The Company's principal contract with IBM, which originally expired in December 1996 has been extended. IBM may terminate its agreements with the Company upon 30 days' notice without a significant penalty.

    INTERNATIONAL BUSINESS. The Company expects that sales outside of the United States will represent a significant portion of its future sales, especially of the Company's ADSL products. Operations outside of the United States are subject to various risks, including exposure to currency fluctuations, the imposition of governmental controls, the need to comply with a wide variety of foreign and United States export laws, political and economic instability, trade restrictions, changes in tariffs and taxes, and longer payment cycles typically associated with international sales. The inability of the Company to design products to comply with foreign standards or any significant or prolonged delay in the Company's international sales could have a material adverse effect on the Company's future business and results of operations.

    REGULATORY MATTERS. Telephone companies, which constitute the initial primary market for the Company's telecommunication transmission products, and cable television companies, which may become a future market for such products, are subject to extensive regulation by both the federal and state governments in the United States and by foreign governments. Many of these regulations have the effect of limiting the economic incentive of telephone companies to deploy new technologies. Restrictions on telephone companies and cable television companies may materially and adversely affect demand for the products of the Company. Recent legislation passed by Congress will significantly alter the regulations on telephone companies and cable companies in the United States, and there can be no assurance that such legislation will not adversely affect the commercialization of the Company's products. In addition, both in the United States and abroad, rates for telecommunications services are governed by tariffs or licensed carriers that are subject to regulatory approval. These tariffs also could have a material adverse affect on the demand for the Company's products.

    DEPENDENCE ON SUPPLIERS AND THIRD-PARTY MANUFACTURERS. Certain key components in the Company's products, such as integrated circuits, are currently available only from single sources. The Company does not have any long-term supply contracts with its sole source vendors and purchases these components on a purchase order basis. In addition, certain components and subassemblies for the Company's products have long lead times. While the Company seeks to accurately forecast its requirements, inaccuracies in its forecast could result in shortages or oversupplies of these components. The inability to obtain sufficient quantities of sole source components or subassemblies as required, or to develop alternative sources as required in the future, or inaccuracies in forecasts for long lead time components or subassemblies could result in delays or reductions in product shipments or product redesigns which would materially and adversely affect the Company's business, operating results and financial condition. In addition, increases in the prices of components for which the Company does not have alternate sources could materially and adversely affect the Company's operating results.

    The Company may outsource a portion of its manufacturing operations to independent third party manufacturers. There are risks associated with the use of independent manufacturers, including unavailability of or delays in obtaining adequate supplies of products and reduced control of manufacturing quality and production costs. There can be no assurance that the Company's third party manufacturers will provide adequate supplies of quality products on a timely basis. The inability to obtain such products on a timely basis would have a material adverse effect on the Company's business, operating results and financial condition.

    PATENTS AND TRADE SECRETS. There can be no assurance that any patents owned or controlled by the Company will provide commercially significant protection of the Company's technology or ensure that the Company may not be determined to infringe valid patents of others. The Company's patents have not been tested in court, and the validity and scope of the Company's proprietary rights could be challenged. The Company has also received foreign patents, but since the patent laws of foreign countries differ from those of the United States, the degree of protection afforded by any foreign patents may be different from that available under U.S. patent laws.

    The Company also relies on trade secrets and proprietary know-how which it seeks to protect by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or be discovered by competitors.

    THE COMPANY'S RSI LAWSUIT. The Company is a defendant in a suit brought in November 1993 alleging repetitive stress injuries ("RSI") resulting from the use of the Company's products claiming $1 million in compensatory and $10 million in punitive damages. While the Company believes that the claim is without merit and has tendered defense of the suit to its insurance carriers, there can be no assurance that the suit will not have a material adverse effect on the financial position or results of operations of the Company.

    POSSIBLE VOLATILITY OF STOCK PRICE; SHARES ELIGIBLE FOR FUTURE SALE. The market price of the Company's Common Stock has been and may continue to be highly volatile. Future events, many of which will be beyond the control of the Company, as well as announcements related to technology and product development and collaborative arrangements and expected quarterly fluctuations in revenues and financial results, may have a significant impact on the market price of the Company's Common Stock. Future sales of Shares by the Selling Stockholders or sales of the Company's Common Stock by other current stockholders and by option holders and warrant holders who exercise Company stock options or warrants could have a depressive effect on the market price of the Company's Common Stock.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company could receive up to $12,735,000 if the Warrants are exercised in full. No assurance can be given that any of the Warrants will be exercised and the Warrants provide to the Selling Stockholders "net exercise" right which will not result in any cash proceeds to the Company. See "Description of Capital Stock--Warrants". The Company expects that any netproceeds from the exercise of the Warrants will be used for working capital and general corporate purposes, including product development and marketing. Pending utilization, such funds will be invested in money market and other short-term interest bearing obligations.

                              SELLING STOCKHOLDERS

    The Company and the Selling Stockholders entered into an Investment Agreement dated October 3, 1996 (the "Investment Agreement") which provides to the Company up to $15 million in equity financing. A minimum of 1,629,001 Shares are offered hereby by the Selling Stockholders, of which (i) 604,913 Shares represent a portion of the 741,913 Shares issued to the Investors in October and December 1996 in connection with the initial $10 million in equity financing provided under the Investment Agreement, (ii) 600,000 of the Shares offered hereby represent shares issuable upon exercise of the Warrants, and (iii) 424,088 of the Shares offered hereby represent Shares initially to be issued in respect of the final $5 million in equity financing under the Investment Agreement. Additional Shares may be issued to the Selling Stockholders in connection with the final $5 million in equity financing depending on the market prices of the Common Stock during the applicable Pricing Period (defined below). The number of shares of Common Stock offered hereby include 110,671 Shares, which represents management's estimate of the number of additional shares which may be required to be issued under the Investment Agreement, depending upon the market price of the Common Shares during the applicable Pricing Period.

    Under the Investment Agreement the Company was granted the right, by delivering notice (a "Put Notice") to the Selling Stockholders, to require the Selling Stockholders to fund the equity financing to be provided under the Investment Agreement. The prices per share to be paid by the Selling Stockholders for shares of Common Stock to be acquired by them pursuant to the Investment Agreement represent a 15% discount from market prices of the Common Stock over an agreed upon pricing periods commencing on delivery of the applicable Put Notice (each a "Pricing Period"). The initial Put Notice was delivered on October 24, 1996 for the first $10 million of equity financing and the Pricing Period related thereto ended on December 5, 1996. However, with respect to the first $5 million provided under the Investment Agreement, the price per share paid by the Selling Stockholders was based on a 15% discount from the market prices of the Common Stock over a period ending August 15, 1996. The second Put Notice was delivered June 3, 1997 for the remaining $5 million of equity financing provided for in the Investment Agreement; 424,088 Shares initially are being issued to the Selling Stockholders pursuant to the second Put Notice delivered under the Investment Agreement. The number of Shares to be issued pursuant to the second Put Notice is subject to adjustment depending on the market prices of the Common Stock prevailing over the applicable Pricing Period. 110,671 Shares offered hereby represent management's estimate of the number of additional shares which may be required to be issued under the Investment Agreement, depending upon the market price of the Common Shares during the applicable Pricing Period. Under the Investment Agreement, each Selling Stockholder represented to the Company that it was acquiring the Shares from the Company for investment for its own account and not with a view to, or for the resale in connection with, any distribution thereof in any transaction which would be a violation by the Selling Stockholders of the Securities Act or any other securities laws of the United States or any state. However, in accordance with the Investment Agreement, the Company agreed to register the resale of the

Shares offered hereby by the Selling Stockholders to permit sales of such Shares from time to time in the market or in privately-negotiated transactions. See "Plan of Distribution." The Company will prepare and file such amendments and supplements to the Registration Statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately eighteen months. In addition, the Selling Stockholders have certain demand and piggy-back registration rights provided to them in connection with the Investment Agreement. The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the Registration Statement.

    The following table sets forth certain information regarding ownership of the Company's Common Stock by the Selling Stockholders as of July 1, 1997, including 424,088 shares initially to be issued in respect of the remaining $5 million of equity financing provided for in the Investment Agreement, and including the shares underlying the Warrants, and as adjusted to reflect the sale by Selling Stockholders of all Shares offered hereby by them. The following table does not include 110,671 of the Shares offered hereby, which represent management's estimate of the number of additional shares which may be required to be issued to the Selling Stockholders under the Investment Agreement, depending upon the market price of the Common Shares during the applicable Pricing Period. Because a Selling Stockholder may sell some or all of the Shares offered hereby and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the actual amount of Shares that will be held by the Selling Stockholders after completion of such distribution. See "Plan of Distribution". If all the Shares offered hereby are sold, none of the Selling Stockholders will own more than 1% of the outstanding shares of Common Stock. The Warrants became exercisable on December 17, 1996, and will remain exercisable for five years thereafter, except under certain circumstances.

                                                                                   SHARES OWNED
                                                                                     PRIOR TO       SHARES OFFERED
                                                                                   OFFERING(1)          HEREBY
                                                                                ------------------  --------------
Quantum Industrial Partners LDC...............................................         814,501(2)       814,501(2)
S-C Phoenix Holdings, L.L.C...................................................         407,250(3)       407,250(3)
Winston Partners, L.P.........................................................         135,771(4)       135,771(4)
Winston Partners II LDC.......................................................         181,191(5)       181,191(5)
Winston Partners II L.L.C.....................................................          90,288(6)        90,288(6)
                                                                                ------------------  --------------
    TOTAL.....................................................................       1,629,001(7)     1,629,001(7)
                                                                                ------------------  --------------
                                                                                ------------------  --------------

------------------------

(1) The number of Shares to be issued to the Selling Stockholders pursuant to the second Put Notice delivered under the Investment Agreement and to be offered hereby may be subject to adjustment depending on the market prices of the Common Stock prevailing over the applicable Pricing Period.

(2) Includes 300,000 shares issuable upon exercise of a Warrant.

(3) Includes 150,000 shares issuable upon exercise of a Warrant.

(4) Includes 49,980 shares issuable upon exercise of a Warrant.

(5) Includes 66,720 shares issuable upon exercise of a Warrant.

(6) Includes 33,300 shares issuable upon exercise of a Warrant.

(7) Includes 600,000 shares issuable upon exercise of a Warrant.

                              PLAN OF DISTRIBUTION

    All or a portion of the Shares offered hereby by the Selling Stockholders may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. After the effectiveness of the Registration Statements of which this Prospectus is a part, the Selling Stockholders may make short sales of the

Company's Common Stock and may use the Shares to cover the resulting short positions. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders with respect to the Shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

    Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

    Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period that begins two business days prior to the commencement of such distribution and ends upon completion of that person's participation in the distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the 1934 Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

    The Selling Stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this Prospectus. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby on exercise of the Warrants. Upon exercise of the Warrants, the Shares will be issued by the Company directly to the persons exercising the Warrants.

                          DESCRIPTION OF CAPITAL STOCK

    As of the date of this Prospectus, the authorized capital stock of the Company consists of 45,000,000 shares of Common Stock, $.20 par value ("Common Stock"), and 5,000 shares of Preferred Stock, $100 par value ("Preferred Stock").

COMMON STOCK

    As of July 1, 1997, there were 19,158,375 shares of Common Stock outstanding held of record by 1,589 stockholders. The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue up to 5,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. This could have the effect of decreasing the market price of the Common Stock. The Company has no present plans to issue any additional shares of Preferred Stock.

WARRANTS

    Of the Shares offered hereby, an aggregate of 600,000 Shares are issuable upon exercise of Warrants to purchase Common Stock held by the Selling Stockholders, 300,000 of which are Class A Warrants and 300,000 of which are Class B Warrants. The Warrants became exercisable on December 17, 1996 and will remain exercisable for five years thereafter, except under certain circumstances.

    The exercise price of the Class A Warrants is $17.45 per share. The exercise price of the Class B Warrants is $25.00 per share; provided, however, if the average of the per share daily low trading price of the Company's Common Stock over any 90-day period ending on October 24, 1997 exceeds $50.00 per share, the number of shares issuable pursuant to the Class B Warrant shall be reduced from 300,000 to 150,000.

    The exercise price of the Warrants is payable as follows: (a) by payment to the Company in cash, (b) by surrender to the Company for cancellation of securities of the Company, including the Warrant having a market price equal to the exercise price of the Warrant; or (c) by any combination thereof. In lieu of exercising the Warrant, the holder may elect to receive a payment equal to the difference between (i) the market price of the shares issuable upon exercise of the Warrant multiplied by the number of shares as to which the payment is then being elicited and (ii) the exercise price with respect to such shares. Such payment is payable by the Company to the holder only in shares of Common Stock of the Company valued at the market price on the date of exercise.

    The Warrants may be exercised for less than the full number of shares of Common Stock, in which case the number of shares issuable upon exercise of the Warrants as a whole, and the sum payable upon exercise of the Warrants as a whole, shall be proportionately reduced.

    The exercise price of each Warrant is subject to adjustment (i) in the event there is a subdivision or combination of the outstanding shares of the Company Common Stock, (ii) in the event there is a reorganization, reclassification, consolidation, merger or sale of assets, (iii) if the Company declares dividends on its Common Stock payable otherwise than out of earnings or earned surplus, or
(iv) except
under certain circumstances, if the Company sells or issues any shares of its Common Stock for consideration per share less than the warrant exercise price.

                                 LEGAL MATTERS

    The legality of the issuance of the securities being offered hereby is being passed upon for the Company by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                    EXPERTS

    The audited financial statements and schedules of the Company at July 30, 1994, July 29, 1995 and July 27, 1996 and for each of the three years in the period ended July 27, 1996 incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee................  $   1,787
Accounting Fees....................................................      5,000
Legal Fees and Disbursements.......................................     10,000
Nasdaq Listing Fee.................................................     10,696
Miscellaneous......................................................        517
                                                                     ---------
    TOTAL:                                                           $  28,000
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Company has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware. The Restated Certificate of Incorporation of the Company provides that a director of the Company, to the full extent permitted by the Delaware General Corporation Law, shall not be liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director.

    Article IX of the Company's Bylaws provides for the indemnification of officers, directors, employees and agents of the Company. The Bylaws provide that the Company shall indemnify its directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit or proceeding (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of the corporation and had no reasonable cause to believe the conduct was unlawful. In relation to a proceeding by or in the right of the Company, a director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Delaware Court of Chancery shall determine that such person is fairly and reasonably entitled to indemnity. The Bylaws also provide that expenses incurred by a director, officer, employee or agent may be advanced by the Company upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company as authorized in the Bylaws.

ITEM 16.  EXHIBITS.

EXHIBIT DESCRIPTION
------ --------------------------------------------------------------------------
 +4.1  Investment Agreement between Registrant and Quantum Industrial Partners
         LDC, S-C Phoenix Holdings, L.L.C., Winston Partners I, L.P., Winston
         Partners II LDC and Winston Partners II LLC dated October 3, 1996
 +4.2  Form of Class A Warrant
 +4.3  Form of Class B Warrant
  5    Opinion of Heller Ehrman White & McAuliffe
 23.1  Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5)
 23.2  Consent of Arthur Andersen LLP

------------------------

+ Incorporated by reference to the Exhibit of corresponding number to Registrant's Registration Statement on Form S-3 (No. 333-13659) filed with the Commission on October 23, 1996.

ITEM 17.  UNDERTAKINGS.

    A. The undersigned Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under

Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Jose, State of California, on the 2nd day of July, 1997.

                                       AMATI COMMUNICATIONS CORPORATION

                                By:           /s/ JAMES E. STEENBERGEN
                                     -----------------------------------------
                                                James E. Steenbergen
                                        Director, President, Chief Executive
                                        OFFICER AND CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ JAMES E. STEENBERGEN          Director, President, Chief
--------------------------------    Executive Officer and        July 2, 1997
James E. Steenbergen                Chief Financial Officer

/s/ TERESITA O. MEDEL             Chief Accounting Officer
--------------------------------    (Principal Accounting        July 2, 1997
Teresita O. Medel                   Officer)

*                                 Director                       July 2, 1997
--------------------------------
Dr. John M. Cioffi

                                  Director
--------------------------------
Dr. James F. Gibbons

                                  Director
--------------------------------
Aamer Latif

*                                 Director                       July 2, 1997
--------------------------------
Donald L. Lucas

*By:    /s/ JAMES E. STEENBERGEN
  ------------------------------
       James E. Steenbergen
        (Attorney-in-fact)                                       July 2, 1997

                        AMATI COMMUNICATIONS CORPORATION
                                 EXHIBIT INDEX

                                                                                                      SEQUENTIALLY
                                                                                                        NUMBERED
  EXHIBIT                                         DESCRIPTION                                             PAGES
-----------  -------------------------------------------------------------------------------------  -----------------
      +4.1   Investment Agreement between Registrant and Quantum Industrial Partners LDC, S-C
               Phoenix Holdings, L.L.C., Winston Partners I, L.P., Winston Partners II LDC and
               Winston Partners II LLC dated October 3, 1996......................................

      +4.2   Form of Class A Warrant..............................................................

      +4.3   Form of Class B Warrant..............................................................

       5     Opinion of Heller Ehrman White & McAuliffe...........................................

      23.1   Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5)...................

      23.2   Consent of Arthur Andersen LLP.......................................................

------------------------

+ Incorporated by reference to the Exhibit of corresponding number to Registrant's Registration Statement on Form S-3 (No. 333-13659) filed with the Commission on October 23, 1996.